Exhibit 3.1

Certificate of Designations

of

Series A Convertible Participating Preferred Stock

of

Visa Inc.

(pursuant to Section 151 of the

General Corporation Law of the State of Delaware)

Visa Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), in accordance with the provisions of Section 151 thereof, hereby certifies that the Board of Directors of the Corporation (the “Board”), in accordance with the provisions of the Sixth Amended and Restated Certificate of Incorporation of the Corporation and applicable law, at a meeting duly called and held on October 30, 2015, adopted resolutions creating a series of shares of Preferred Stock of the Corporation with the designation and number of shares of such series, and the voting and other powers, preferences and relative, participating, optional or other rights, and the qualifications, limitations and restrictions, of the shares of such series, as follows:

Section 1.        Designation and Number.

There is hereby created out of the authorized and unissued shares of Preferred Stock of the Corporation a series of Preferred Stock designated as the “Series A Convertible Participating Preferred Stock,” par value $0.0001 per share (the “Series A Preferred Stock”), and the authorized number of shares constituting such series shall be 4,000,000.

Section 2.        Ranking.

The Series A Preferred Stock shall rank pari passu in right of payment of dividends and distributions upon Liquidation with the Parity Stock. The Series A Preferred Stock shall rank senior in right of payment of dividends and distributions to the Junior Stock, provided that it shall rank pari passu with the Common Stock except, with respect to Class A Common Stock, as otherwise provided in Section 3(b), Section 3(c) and Section 4(a). The Series A Preferred Stock shall rank junior to any series of capital stock of the Corporation hereafter created that by its terms specifically ranks senior in right of payment of dividends and distributions upon Liquidation to the Series A Preferred Stock and shall rank junior to all of the Corporation’s existing and future indebtedness and other liabilities.

Section 3.        Dividends and Other Distributions.

(a)        In the event that any dividend on the Class A Common Stock is declared by the Board and paid by the Corporation or any other distribution is made on or with respect to the Class A Common Stock (other than any dividend or distribution payable in shares of Class A Common Stock or rights to acquire shares of Class A Common Stock), the Holder as of the record date established by the Board for such dividend or distribution on the Class A Common Stock shall be entitled to receive, with respect to each share of Series A Preferred Stock held, that dividend or distribution that such Holder would have been entitled to if such Holder held that number of shares of Class A Common Stock equal to the Conversion Rate, with such dividend or distribution to be payable on the same payment date established by the Board for the payment of such dividend or distribution to the holders of Class A Common Stock. The record date for any such dividend or distribution shall be the record date for the applicable dividend or distribution on the Class A Common Stock, and any such dividend or distribution shall be payable with respect to each share of Series A Preferred Stock to the Holder to whom such share is registered, as reflected on the stock register of the Corporation, at the close of business on the applicable record date.

(b)        In the event that any dividend or distribution payable in shares of Class A Common Stock shall be paid on the Class A Common Stock, or in the event of any subdivision, stock split, reverse stock split, combination, consolidation or reclassification of the outstanding shares of Class A Common Stock into a greater or lesser number of shares of Class A Common Stock (a “Class A Common Event”), a proportionate adjustment shall be simultaneously effected with respect to the number of shares of Series A Preferred Stock held by each Holder thereof as of the effective time of such Class A Common Event such that, upon the effectiveness of such Class A Common Event, the number of shares of Series A Preferred Stock held by each Holder equals the product of (i) the number of shares of Series A Preferred Stock held by such Holder immediately prior to the effectiveness of such Class A Common Event multiplied by (ii) the quotient, rounded to the nearest one one-thousandth, of (A) the number of shares of Class A Common Stock outstanding immediately following, and solely as a result of, such Class A Common Event divided by (B) the number of shares of Class A Common Stock outstanding immediately prior to the effectiveness of such Class A Common Event.

(c)        In the event that any dividend or distribution shall be paid on the Class A Common Stock consisting of rights to acquire Class A Common Stock, the Holder of each share of Series A Preferred Stock as of the record date established by the Board for such dividend or distribution on the Class A Common Stock shall be entitled to receive, with respect to each share of Series A Preferred Stock held, a similarly structured right to acquire shares of Series A Preferred Stock, the terms and conditions of which shall be established by the Board, intended to provide the same economic effect to such Holder that such Holder would have been entitled to if such Holder held that number of shares of Class A Common Stock equal to the Conversion Rate, with such dividend or distribution to be payable on the same payment date established by the Board for the payment of such dividend or distribution to the holders of Class A Common Stock.

(d)        No dividend or distribution shall be declared and paid on any share of Class A Common Stock, unless a dividend or distribution is simultaneously declared and paid with respect to the Series A Preferred Stock pursuant to Section 3(a) or Section 3(c) or a proportionate adjustment is simultaneously effected with respect to the Series A Preferred Stock pursuant to Section 3(b).

(e)        Prior to declaring any dividend or making any distribution on or with respect to shares of Class A Common Stock, the Corporation shall take any and all prior corporate action necessary to authorize any corporate action in respect of the Series A Preferred Stock required under this Certificate of Designations.

Section 4.        Liquidation Preference.

(a)        In the event of a voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation (a “Liquidation”), after payment or provision for payment of the debts and other liabilities of the Corporation, the Holders shall be entitled to receive, with respect to each share of Series A Preferred Stock held (i) first, before any payment shall be made or any assets distributed to the holders of any class or series of the Common Stock or any other class or series of Junior Stock, an amount equal to $0.01 per share of Series A Preferred Stock (the “Liquidation Preference”) and (ii) second, an amount, less the Liquidation Preference, on a pari passu basis with the Common Stock and any Parity Stock and without preference with respect to the Common Stock or any Parity Stock, equal to the distribution(s) such Holder would have been entitled to receive as a result of such Liquidation as if each such share of Series A Preferred Stock had been converted into Class A Common Stock in accordance with the terms hereof immediately prior to such Liquidation.

(b)        If in any Liquidation the assets available for payment of the Liquidation Preference are insufficient to permit the payment of the full preferential amounts described in Section 4(a)(i) to the holders of the Series A Preferred Stock and any other class or series of the Corporation’s capital stock ranking pari passu as to Liquidation rights to the Series A Preferred Stock, then all the remaining available assets shall be distributed pro rata among the holders of the then outstanding Series A Preferred Stock and then outstanding shares of any other class or series of the Corporation’s capital stock ranking pari passu as to Liquidation rights to the Series A Preferred Stock in accordance with the respective aggregate Liquidation Preferences.

(c)        Neither the consolidation or merger of the Corporation into or with another entity nor the dissolution, liquidation, winding up or reorganization of the Corporation immediately followed by the incorporation of another corporation to which such assets are distributed or transferred, nor the sale, lease, transfer or conveyance of all or substantially all of the assets of the Corporation to another entity shall be deemed a Liquidation; provided that, in each case, effective provision is made in the certificate of incorporation of the resulting or surviving entity or otherwise for the preservation and protection of the rights of the Holders on substantially identical terms.

(d)        The Corporation shall, within five (5) Business Days following the date the Board approves any Liquidation or within ten (10) Business Days following the commencement of any involuntary bankruptcy or similar proceeding, concerning the Corporation, whichever is earlier, give each Holder written notice of the event. Such written notice shall describe, to the extent known to the Corporation, the material terms and conditions of such event relating to the treatment of the Series A Preferred Stock and the Common Stock, including, to the extent known to the Corporation, a description of the stock, cash and property to be received by the Holders with respect to their shares of Series A Preferred Stock and by holders of Class A Common Stock as a result of the event and the date of delivery thereof. If any material change in the facts set forth in the initial notice shall occur, the Corporation shall keep the Holders reasonably apprised, and in a manner consistent with any similar information provided to holders of any other series of the Corporation’s capital stock.

Section 5.        Voting Rights.

(a)        Except to the extent otherwise required by applicable Law or expressly set forth in this Section 5, the Holders shall have no voting rights and shall not be entitled to any vote with respect to shares of Series A Preferred Stock held of record by such Holder on any matters on which any of the Corporation’s stockholders are entitled to vote.

(b)        Notwithstanding Section 5(a) and for so long as any shares of Series A Preferred Stock remain issued and outstanding, without the affirmative vote of the Holders of a majority of the outstanding voting power of the Series A Preferred Stock, voting together as a single class separate from all other classes or series of capital stock of the Corporation, the Corporation shall not enter into any consolidation, merger, combination or similar transaction in which shares of Class A Common Stock are exchanged for, converted into or changed into other stock or securities, or the right to receive stock, securities, cash or other property, unless the shares of Series A Preferred Stock, on an as-converted basis to Class A Common Stock, are exchanged for or changed into the same per share amount of stock, securities, cash or any other property, as the case may be, for which or into which each share of Class A Common Stock is exchanged, converted or changed as a result of such transaction.

(c)        Notwithstanding Section 5(a), the affirmative vote of the Holders of a majority of the voting power of the Series A Preferred Stock, voting together as a single class separate from all other classes or series of capital stock of the Corporation, shall be required for the approval of any amendment, alteration or repeal of any provision of this Certificate of Designations (including by merger, operation of Law or otherwise) which adversely affects the rights, preferences, privileges or voting powers of the Series A Preferred Stock; provided, however, that nothing herein contained shall require such vote or approval (i) in connection with any increase in the total number of authorized shares under the Certificate of Incorporation or any authorization, designation or increase of any class or series of shares under the Certificate of Incorporation or (ii) in connection with any consolidation, merger, combination or similar transaction in which the Corporation is the surviving entity which does not adversely affect the rights, preferences, privileges or voting powers of the Series A Preferred Stock.

(d)        On any matter on which Holders are entitled to vote pursuant to this Section 5, each Holder will have one (1) vote per share.

Section 6.        Automatic Conversion.

(a)        Upon the Transfer thereof by any Holder to a Class A Common Eligible Holder, each share of Series A Preferred Stock shall be, effective immediately following such Transfer, automatically and without further action on the part of the Corporation or any Holder but subject to Section 6(g), as applicable, converted into one hundred (100) fully paid and nonassessable shares of Class A Common Stock (the “Conversion Rate”).

(b)        All shares of Series A Preferred Stock that are converted shall thereupon be cancelled and retired and cease to exist, shall cease to confer upon the Holder thereof any rights, and shall not thereafter be reissued or sold and shall return to the status of authorized but unissued shares of Preferred Stock undesignated as to series.

(c)        All shares of Class A Common Stock delivered upon any conversion of Series A Preferred Stock in accordance with this Section 6 will, upon such conversion, be duly and validly authorized and issued, fully paid and nonassessable, free from all preemptive rights, free from all taxes, liens, security interests, charges and encumbrances (other than liens, security interests, charges or encumbrances created by or imposed upon the Holder or taxes in respect of any transfer occurring contemporaneously therewith).

(d)        The issuance of shares of Class A Common Stock upon conversion of shares of Series A Preferred Stock in accordance with this Section 6 shall be made without payment of additional consideration by, or other charge, cost or tax to, the Holder in respect thereof; provided, however, that the Corporation shall not be required to pay any tax or other governmental charge that may be payable with respect to the issuance or delivery of any shares of Class A Common Stock in the name of any Person other than the Holder of the converted shares, and no such delivery shall be made unless and until the Person requesting such issuance has paid to the Corporation the amount of any such tax or charge, or has established to the satisfaction of the Corporation that such tax or charge has been paid or that no such tax or charge is due.

(e)        The Corporation shall at all times reserve and keep available, free from any preemptive rights, out of its authorized but unissued shares of Class A Common Stock, for the sole purpose of effecting such conversion, the full number of shares of Class A Common Stock issuable upon the conversion of all the outstanding shares of the Series A Preferred Stock at the Conversion Rate.

(f)        In connection with any conversion of Series A Preferred Stock in accordance with this Section 6, the Corporation shall either (i) register under the Securities Act (on Form S-3 or any other appropriate form) the issuance of the shares of Class A Common Stock to be issued in connection with such conversion or (ii) otherwise provide for such shares of Class A Common Stock issuable upon conversion to be freely tradable upon issuance, including by causing an opinion of counsel to be delivered to the Corporation’s transfer agent to permit the issuance of such shares of the Corporation’s capital stock without restrictive legends. Each Holder thereof, or its designated representative acting on its behalf, shall provide any information, authorizations or agreements reasonably required by the Corporation in order to effectuate any such registration on Form S-3 and any sales of Class A Common Stock pursuant thereto and the Corporation’s obligations under this Section 6(f) with respect to such Holder and any such shares held by such Holder shall be subject to the receipt of such information, authorizations or agreements in relation to such Holder.

(g)        The conversion of any shares of Series A Preferred Stock into shares of Class A Common Stock pursuant to this Section 6 shall be subject to compliance with the procedural requirements of the transfer agent of the Corporation.

Section 7.        Repurchased or Reacquired Shares.

Shares of Series A Preferred Stock that have been repurchased or reacquired by the Corporation shall be restored to the status of authorized, unissued and undesignated shares that shall be available for future issuance.

Section 8.        Record Holders.

To the fullest extent permitted by applicable Law, the Corporation and the Corporation’s transfer agent for the Series A Preferred Stock may deem and treat the Holder of any share of Series A Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor such transfer agent shall be affected by any notice to the contrary.

Section 9.        Notices.

Except as otherwise expressly provided hereunder, all notices and other communications referred to herein shall be in writing and delivered personally or sent by first class mail, postage prepaid, or by reputable overnight courier service, charges prepaid:

(a)        If to the Corporation as follows, or as otherwise specified in a written notice given to each of the Holders in accordance with this Section 9:

Visa Inc.

900 Metro Center Boulevard

Foster City, California 94404, U.S.A.

Attention:        General Counsel

(b)        If to any Holder, by e-mail if such Holder has provided an e-mail address to the Corporation or its transfer agent for purposes of notification, or, if no such e-mail address is available, to such Holder’s address as it appears in the stock records of the Corporation or as otherwise specified in a written notice given by such Holder to the Corporation or, at the Corporation’s option with respect to any notice from the Corporation to a Holder, in accordance with customary practices of the Corporation’s transfer agent. Any such notice or communication given as provided above shall be deemed received by the receiving party upon: actual receipt, if delivered personally; actual delivery, if delivered in accordance with customary practices of the Corporation’s transfer agent; five (5) Business Days after deposit in the mail, if sent by first class mail; on the next Business Day after deposit with an overnight courier, if sent by an overnight courier; or on the next Business Day after transmission, if sent by e-mail.

Section 10.        Severability.

Whenever possible, each provision hereof shall be interpreted in a manner as to be effective and valid under applicable Law, but if any provision hereof is held to be prohibited by or invalid under applicable Law, then such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions hereof.

Section 11.        Replacement Certificates.

The Corporation shall replace any mutilated certificate at the Holder’s expense upon surrender of that certificate to the Corporation. The Corporation shall replace certificates that become destroyed, stolen or lost at the Holder’s expense upon delivery to the Corporation of reasonably satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may be reasonably required by the Corporation and any other documentation as may be required by the Corporation’s transfer agent.

Section 12.        No Preemptive Rights.

No share of Series A Preferred Stock shall have any rights of preemption whatsoever as to any securities of the Corporation, or any warrants, rights or options issued or granted with respect thereto, regardless of how such securities, or such warrants, rights or options, may be designated, issued or granted, except as expressly set forth in any resolution or resolutions providing for the issuance of a series of stock adopted by the Board, or any agreement between the Corporation and its stockholders.

Section 13.        Withholding.

Notwithstanding anything herein to the contrary, the Corporation shall have the right to deduct and withhold from any payment or distribution (or deemed distribution) made with respect to a share of Series A Preferred Stock and from the issuance of any Class A Common Stock upon its conversion such amounts as are required to be deducted or withheld with respect to the making of such payment or distribution or such issuance under any applicable tax Law and, in the event that any amounts are deducted or withheld, the Corporation shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Law. To the extent that any amounts are so deducted or withheld, such deducted or withheld amounts shall be treated for all purposes of this Certificate of Designations and the relevant share of Series A Preferred Stock as having been paid to the Holder of such share of Series A Preferred Stock. After any payment of taxes by the Corporation to a Governmental Authority with respect to a Holder pursuant to this Section 13, upon the written request by such Holder, the Corporation shall deliver to such Holder the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other customary evidence of such payment reasonably satisfactory to such Holder.

Section 14.        Other Rights.

The shares of Series A Preferred Stock shall not have any rights, preferences, privileges or voting powers or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Certificate of Incorporation or as required by applicable Law.

Section 15.        Defined Terms.

Capitalized terms used and not otherwise defined in this Certificate of Designations shall have their respective meanings as defined below:

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act (or any successor rules), except that in calculating the beneficial ownership of any particular Person, for purposes solely of this Certificate of Designations, and not for purposes of such rules, such Person will be deemed to have beneficial ownership of all securities that such Person has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms “Beneficially Owns,” “Beneficial Ownership” and “Beneficially Owned” have a corresponding meaning.

“Board” has the meaning set forth in the preamble.

“Business Day” means any day except a Saturday, a Sunday and any day which in New York, New York, United States shall be a legal holiday or a day on which banking institutions are authorized or required by Law or other government action to close.

“Certificate of Designations” means this Certificate of Designations relating to the Series A Preferred Stock, as it may be amended from time to time.

“Certificate of Incorporation” means the Sixth Amended and Restated Certificate of Incorporation of the Corporation, as it may be amended from time to time, and shall include this Certificate of Designations.

“Class A Common Eligible Holder” means a Holder that is eligible to hold Class A Common Stock without automatic conversion into any shares of any other class of Common Stock pursuant to the Certificate of Incorporation.

“Class A Common Event” has the meaning set forth in Section 3(b).

“Class A Common Stock” means the Class A common stock, par value $0.0001 per share of the Corporation.

“Class B Common Stock” means the Class B common stock, par value $0.0001 per share of the Corporation.

“Class C Common Stock” means the Class C common stock, par value $0.0001 per share of the Corporation.

“Common Stock” means the Class A Common Stock, the Class B Common Stock and the Class C Common Stock.

“Control” has the meaning assigned to such term in Rule 12b-2 of the General Rules and Regulations under the Exchange Act.

“Conversion Rate” has the meaning set forth in Section 6(a).

“Corporation” has the meaning set forth in the preamble.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended (or any successor legislation which shall be in effect at the time).

“Governmental Authority” means any United States, European Union, national, federal, state, provincial, county, municipal or other local government or governmental department, commission, board, bureau, agency or instrumentality, or any court, in each case whether of the United States of America or any other country applicable to a specified Person.

“Holder” means a holder of record of one (1) or more shares of Series A Preferred Stock, as reflected in the stock records of the Corporation or the transfer agent, which may be treated by the Corporation and the transfer agent as the absolute owner of such shares for all purposes to the fullest extent permitted by applicable Law.

“Junior Stock” means the Common Stock and any other class or series of stock of the Corporation that ranks junior to the Series A Preferred Stock either or both as to the payment of dividends and/or as to the distribution of assets on any Liquidation.

“Law” means any statute, law, ordinance, rule or regulation of any Governmental Authority.

“Liquidation” has the meaning set forth in Section 4(a).

“Liquidation Preference” has the meaning set forth in Section 4(a).

“Parity Stock” means any class or series of stock of the Corporation that ranks equally with the Series A Preferred Stock both in the payment of dividends and in the distribution of assets on any Liquidation.

“Person” means an individual, corporation, partnership, limited liability company, estate, trust, common or collective fund, association, private foundation, joint stock company or other entity and includes a group as that term is used for purposes of Section 13(d)(3) of the Exchange Act.

“Preferred Stock” means any and all series of preferred stock of the Corporation, including the Series A Preferred Stock.

“Securities Act” means the U.S. Securities Act of 1933, as amended from time to time.

“Series A Preferred Stock” has the meaning set forth in Section 1.

“Series B Preferred Stock” means the Series B preferred stock of the Corporation, par value $0.0001 per share.

“Series C Preferred Stock” means the Series C preferred stock of the Corporation, par value $0.0001 per share.

“Transfer” means any issuance, sale, transfer, gift, assignment, distribution, devise or other disposition, directly or indirectly, by operation of Law or otherwise, as well as any other event that causes any Person to acquire Beneficial Ownership, or any agreement to take any such actions or cause any such events, of Series A Preferred Stock, including (a) the granting or exercise of any option (or any disposition of any option) in respect of Series A Preferred Stock, (b) any disposition of any securities or rights convertible into or exchangeable for Series A Preferred Stock or any interest in Series A Preferred Stock or any exercise of any such conversion or exchange right and (c) “Transfers” of interests in other entities that result in changes in Beneficial Ownership of Series A Preferred Stock, including, in the case of each of clauses (a), (b) and (c), whether voluntary or involuntary, whether owned of record, or Beneficially Owned and whether by merger, operation of Law or otherwise; provided, however, that the mere change of Control of any Person, the equity securities of which are publicly traded, shall not, in and of itself, constitute a Transfer unless a purpose of such change of Control is to acquire ownership of any shares of Series A Preferred Stock. The terms “Transferable,” “Transferring,” “Transferred,” “Transferee” and “Transferor” shall have the correlative meanings.

*        *        *        *         *        *

IN WITNESS WHEREOF, the undersigned has caused this Certificate of Designations to be executed by its duly authorized officer on this 20th day of June, 2016.

VISA INC.

By:	/s/ Kelly Mahon Tullier
	Name:	Kelly Mahon Tullier
	Title:	Corporate Secretary